Exhibit 3.4

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPTINOSE, INC.

OptiNose, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.             The name of the Corporation is OptiNose, Inc.  The date of filing of its original Certificate of Incorporation with the Secretary of State was May 26, 2010 (the “Original Certificate”).  The Original Certificate was amended in its entirety pursuant to a Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 2010 (the “Restated Certificate”).  The Restated Certificate was amended pursuant to a Certificate of Amendment of Restated Certificate filed with the Secretary of State of the State of Delaware on November 18, 2011 (the “First Amendment”), and a Certificate of Amendment of Restated Certificate filed with the Secretary of State of the State of Delaware on April 1, 2014 (the “Second Amendment”).  The Restated Certificate, as amended by the First Amendment and Second Amendment, was further amended in its entirety pursuant to a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 18, 2014 (the “Second Restated Certificate”). The Second Restated Certificate was further amended in its entirety pursuant to a Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 24, 2017 (the “Third Restated Certificate”).

2.             Pursuant to Sections 242 and 245 of the General Corporation Law, this Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the Third Restated Certificate.

3.             The Fourth Amended and Restated Certificate of Incorporation of OptiNose, Inc., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”) by the directors and stockholders of the Corporation.

4.             The Fourth Amended and Restated Certificate of Incorporation so adopted reads in its entirety as set forth in Exhibit A attached hereto and is incorporated herein by reference.

5.             This Certificate shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer on this       day of October, 2017.

OPTINOSE, INC.

By:
Peter Miller
Chief Executive Officer

EXHIBIT A

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPTINOSE, INC.

ARTICLE 1

The name of the corporation is OptiNose, Inc. (the “Corporation”).

ARTICLE 2

The Corporation’s registered office in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, City of Wilmington, County of New Castle, Delaware.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

ARTICLE 4

4.1. Authorized Capital.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 205,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

4.2. Common Stock.

4.2.1.      General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the board of directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

4.2.2.      Voting.  Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

4.2.3.      No Cumulative Voting.  There shall be no cumulative voting.

4.2.4.      Dividends and Distributions. Dividends and other distributions in cash, securities and other property of the Corporation may be declared and paid on the Common Stock from assets or funds lawfully available therefor as and when determined by the Board and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

4.2.5.      Liquidation.  Subject to the rights, if any, of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be distributed to the holders of shares of Common Stock ratably in proportion to the number of shares held by them.

4.3. Preferred Stock.  The Board is hereby expressly authorized to issue Preferred Stock from time to time in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and the designation of such series, the voting powers, if any, of the shares of such series, the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, of the shares of such series.  Without limiting the generality of the foregoing, the powers, preferences, and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

ARTICLE 5

5.1. General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board except as otherwise provided herein or required by law.

5.2. Election of Directors. Election of directors need not be by written ballot unless the Bylaws of the Corporation, as may be amended and/or restated from time to time (the “Bylaws”), shall so provide.

5.3. Number of Directors.  The number of directors which shall constitute the whole Board shall be fixed from time to time exclusively by resolutions adopted by the Board; provided, however, that the Board shall consist of no fewer than three (3) directors and no more than twelve (12) directors.  Notwithstanding the foregoing, the number of directors constituting the whole Board shall not be less than eight (8) directors unless such change is approved by resolutions adopted by a majority of the Board, which majority shall exclude any directors nominated to the Board pursuant to the terms of the stockholders’ agreement, dated as of October 2, 2017, by and among the Corporation and the other Persons party thereto (the “Stockholders’ Agreement”), for so long as Avista has the right to nominate two or more directors to the Board.

5.4. Classification.  Subject to the rights, if any, of the holders of any series of Preferred Stock, and effective upon the effectiveness of this Certificate of Incorporation (the “Effective Time”), the Board of the Corporation shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Subject to the terms of the Stockholders’ Agreement, the Board of Directors may assign members of the Board already in office to such classes as of the Effective Time. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting occurring after the Effective Time, each director elected to the class of directors expiring at such annual meeting shall be elected to hold office until the third annual meeting following his or her election and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the whole Board shall shorten the term of any incumbent director.

5.5. Removal of Directors.  Subject to the rights, if any, of the holders of any series of Preferred Stock and except as provided in the Stockholders’ Agreement (but only to the extent the Stockholders’ Agreement remains in effect), for so long as this Certificate of Incorporation provides for a classified Board, any director may be removed from office at any time but only with cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

5.6. Vacancies.  Subject to the Stockholders’ Agreement with respect to the rights of certain parties to fill vacancies on the Board (but only to the extent the Stockholders’ Agreement remains in effect) and subject to the rights, if any, of the holders of any series of Preferred Stock, any and all vacancies in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, disqualification or removal of a director, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the whole Board until the vacancy is filled.

ARTICLE 6

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without any further action by the Corporation.

Any amendment, repeal or modification of this Article 6 by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director or officer at the time of such amendment, repeal or modification.

ARTICLE 7

7.1. Action by Written Consent.  From and after the first date on which investment funds affiliated with Avista Capital Partners and its respective successors and Affiliates as of the relevant determination date (“Avista”), cease to beneficially own (directly or indirectly) at least a majority of the outstanding shares of Common Stock (the “Trigger Date”), any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. For the avoidance of doubt, prior to the Trigger Date the stockholders of the Corporation shall have the ability to take action by written consent in lieu of a duly called meeting of the stockholders of the Corporation “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For the purpose of this Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

7.2. Annual Meetings of Stockholders. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders at any meeting of stockholders shall be given in the manner provided in the Bylaws.

7.3. Special Meetings of Stockholders.  Subject to the rights, if any, of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation shall be called exclusively (i) by the chairperson or any vice chairperson of the Board, (ii) by the Chief Executive Officer of the Corporation, (iii) by or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, or (iv) prior to the Trigger Date, by the Secretary of the Corporation at the request of Avista. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE 8

8.1. Section 203.  The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until the moment in time immediately following the first time at which both of the following conditions exist (if ever): (A) Section 203 by its terms would, but for the provisions of this Section 8.1, apply to the Corporation; and (B) there occurs a transaction following the consummation of which Avista owns (as defined in Section 203) less than 15% of the voting power of the Corporation’s then outstanding shares of Voting Stock (as defined in Section 203) of the Corporation (the “Applicable Time”). From and after the Applicable Time, Sections 8.1, 8.2, and 8.3 herein shall have no effect and the Corporation shall be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

8.2. Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, prior to the Applicable Time, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

8.2.1.      prior to such time, the Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

8.2.2.      at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.

8.3. Definitions.  As used in this Article 8, the following terms shall have the following meaning:

8.3.1.      “Associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of Voting Stock of the Corporation; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

8.3.2.      “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation; (iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock (except as a result of immaterial changes due to fractional share adjustments); (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or (v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

8.3.3.      “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote, or (ii) is an Affiliate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article 8 to the contrary, the term “Interested Stockholder” shall not include: (x) Avista or any of their Affiliates or Associates, including any investment funds managed, directly or indirectly, by Avista or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation, or (y) any Person who acquires Voting Stock of the Corporation directly from Avista or any of their Affiliates or Associates, and excluding, for the avoidance of doubt, any Person who acquires Voting Stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering.

8.3.4.      “Voting Stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

8.3.5.      “Owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (i) beneficially owns such stock, directly or indirectly; (ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

8.4. Corporate Opportunity.  To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and

Avista, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to Avista or any of its director nominees, managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in his or her capacity as a director or officer of the Corporation. Neither the alteration, amendment, addition to or repeal of this Section 8.4, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 8.4, shall eliminate or reduce the effect of this Section 8.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 8.2, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE 9

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any action, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of such action is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court thereof), to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation; (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation; or (E) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation governed by the internal affairs doctrine.

ARTICLE 10

10.1.       Amendment of Certificate of Incorporation.  The Corporation reserves the right at any time from time to time to alter, amend, repeal or change any provision contained in this Certificate of Incorporation, and to adopt any other provision authorized by the DGCL, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.  Notwithstanding anything to the contrary contained in this Certificate of Incorporation or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Section 4.1 (with respect to any amendment to decrease the number of authorized shares of Preferred Stock), Section 4.2.3, Section 4.3, Section 5.4, Section 5.5, Section 5.6, Article 6, Section 7.3, Section 8.1, Section 8.2, Section 8.3, Article 9, and this Article 10 may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

10.2.       Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to adopt, alter, amend or repeal the Bylaws without any action on the part of the stockholders. Any adoption, alteration, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Board then in office, provided a quorum is otherwise present. Any Bylaws adopted or amended by the Board, and any powers conferred thereby, may be amended, altered or repealed by the stockholders. In addition to any other vote otherwise required by law or this Certificate of Incorporation, with respect to the adoption, alteration, amendment or repeal of the Bylaws by the stockholders, the affirmative vote of the holders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to adopt, alter, amend or repeal the Bylaws.

ARTICLE 11

If any provision (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.